Exhibit 3.1

ARTICLES OF INCORPORATION
OF
ADVANCE DISPLAY TECHNOLOGIES, INC.
as amended and restated on July 2, 2009

ARTICLE I
NAME OF CORPORATION

The name of the corporation is Advance Display Technologies, Inc. (the “Corporation”).

ARTICLE II
PURPOSES AND POWERS OF CORPORATION

2.1           Purposes.  The Corporation may engage in any lawful business for which corporations may be incorporated under the Colorado Business Corporation Act, as amended (the “Act”).

2.2           Powers.  In furtherance of this purpose, the Corporation has and may exercise all of the rights, powers, and privileges conferred upon a corporation incorporated under the Act.  In addition, the Corporation may do all things necessary, convenient, suitable, or proper to carry out its business and affairs.

ARTICLE III
SHARES

3.1           Authorized Shares.  The Corporation has the authority to issue a total of Two Billion (2,000,000,000) shares of capital stock, of which One Billion (1,000,000,000) shares will be designated common stock, with a par value of $.001 per share (the “Common Stock”) and One Billion (1,000,000,000) shares will be designated as preferred stock with a par value of $.001 (the “Preferred Stock”).

3.2           Terms of Common Stock and Preferred Stock.  The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations and restrictions thereof in respect of each class of capital stock of the Corporation.

3.2.1        Preferred Stock. The Board of Directors is hereby authorized to establish out of authorized but unissued shares of Preferred Stock, one or more additional series of Preferred Stock and to fix and determine the relative rights and preferences of the shares of any series so established, subject only to the rights and preferences created hereby for the Series D Preferred Stock.

1.             Series D Preferred Stock.  There is hereby established one series of Preferred Stock, which series is designated as “Series D Preferred Stock.”

2.             Number of Shares and Designation.  Five Hundred Million (500,000,000) shares of the Preferred Stock, $.001 par value, of the Corporation are hereby constituted as a series of the Preferred Stock designated as Series D Preferred Stock (“Series D Preferred Stock”), with the rights, preferences and privileges specified in these Articles.

3.             Right to Convert.  Each share of Series D Preferred Stock shall be convertible into a number of shares of Common Stock equal to the applicable Liquidation Amount (as defined below) divided by the then applicable Conversion Price (as defined herein), at any time, or from time to time, at the election of the holder.

(a)           Effecting a Conversion.  The holder shall effect a Conversion by surrendering to the Corporation the certificate or certificates representing the shares of Series D Preferred Stock to be converted, together with written notice of its election to convert and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued (a “Shareholder Conversion Notice”).  Each Shareholder Conversion Notice shall specify the number of shares of Series D Preferred Stock to be converted and the date on which such conversion is to be effected, which date may be neither prior to, nor more than ten days after, the date the holder delivers such Shareholder Conversion Notice.  If no conversion date is specified in a Shareholder Conversion Notice, the conversion date shall be the date that the Shareholder Conversion Notice is delivered to the Corporation.  Each Shareholder Conversion Notice, once given, shall be irrevocable.  A holder of Series D Preferred Stock may only convert shares of Series D Preferred Stock in blocks equal to the lesser of (i) the number of shares of Series D Preferred Stock convertible into 100 shares of Common Stock and (ii) all shares of Series D Preferred Stock then held by the holder.  All fractional shares of Common Stock resulting from the conversion of the Series D Preferred Stock shall be rounded up to the next highest whole share.  All certificates representing shares of Series D Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it.  As promptly as practicable (but no more than three business days) after the surrender of any shares of Series D Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted (and a certificate for shares of Series D Preferred Stock if the holder is converting less than all shares of Series D Preferred Stock represented by the certificate or certificates tendered in connection with the applicable Conversion).  Upon any Conversion, accrued and unpaid dividends shall be paid in cash, to the extent funds are legally available therefor.

(b)           Conversion Price.  The initial conversion price per share of the Series D Preferred Stock (the “Conversion Price”) shall be equal to the purchase price paid to the Corporation for the share of Series D Preferred Stock at the time of its issuance by the Corporation, provided, however, that for any shares of Series D Preferred Stock issued by the Corporation in exchange for shares of Series G Preferred Stock immediately before the July 2, 2009, amendment and restatement of these Articles of Incorporation (the “Exchange Shares”), the Conversion Price per Exchange Share shall be equal to the total amount originally paid to the Corporation for issuance of all of the shares of Series G Preferred Stock being exchanged for Exchange Shares, divided by the total number of Exchange Shares then issued; in each case as it may be subsequently adjusted for stock splits, dividends, combinations or other recapitalization of the Series D Preferred Stock, and as subject to adjustment as provided in Subsection 6 of this Section 3.2.1.

4.             Reservation of Shares.  The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series D Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series D Preferred Stock, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Series D Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradable.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series D Preferred Stock, the Corporation will take such corporate action necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

5.             Issue Taxes.  The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion.  If a holder of shares of Series D Preferred Stock specifies that the shares of Common Stock to be issued in a Conversion are to be issued in a name or names other than the name or names in which such Series D Preferred Stock stand, then the Corporation shall not be required to pay any additional transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series D Preferred Stock at the time of conversion of the Series D Preferred Stock, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the Series D Preferred Stock were registered, despite the instructions to the contrary.

6.             Adjustment of Conversion Price.   The number and kind of securities issuable upon the conversion of the Series D Preferred Stock and the Conversion Price shall be subject to adjustment from time to time in accordance with the following provisions:

(a)           Subdivision or Combination of Shares.  In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series D Preferred Stock, (x) subdivide the outstanding shares of Common Stock into a larger number of shares or (y) combine the outstanding shares of Common Stock into a smaller number of shares, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series D Preferred Stock been converted immediately prior to the occurrence of such event.  An adjustment made pursuant to this Subsection 6(a) shall become effective retroactively in the case of any such subdivision or combination, to the close of business on the day upon which such corporate action becomes effective.

(b)           Stock Dividends.  In case additional shares of Common Stock are issued as a dividend or other distribution on the Common Stock (or such dividend is declared), the Conversion Price shall be reduced, as of the date a record is taken of the holders of Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as of the earliest of the date of such declaration, payment or other distribution), to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such declaration, payment or other distribution by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the declaration or payment of such dividend or other distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the declaration or payment of such dividend or other distribution.  In the event that the Corporation shall declare or pay any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(c)           Recapitalization or Reclassification of Common Stock.  In case of any (i) capital reorganization or any reclassification (other than a change in par value) of the capital stock of the Corporation, or (ii) exchange or conversion of the Common Stock for or into securities of another corporation or other entity, or (iii) consolidation or merger of the Corporation with or into any other person (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or (iv) sale, lease or other conveyance of all or substantially all of the assets of the Corporation, then in each instance referred to in the preceding clauses (i) through (iv), the Board of Directors and the entity formed by such consolidation or resulting from such capital reorganization, reclassification or merger or which acquires (by sale, lease or other conveyance) such assets, as the case may be, shall make provisions (including upon the election of the holder of Series D Preferred Stock pursuant to Subsection 9 of this Section 3.2.1 below) such that the Series D Preferred Stock shall thereafter be convertible for the kind and amount of shares of stock, other securities, cash and other property receivable upon such capital reorganization, reclassification, consolidation, merger, sale, lease or other conveyance, as the case may be, by a holder of shares of Common Stock equal to the number of shares of Common Stock underlying the Series D Preferred Stock issuable upon the conversion of the Series D Preferred Stock immediately prior to the effective date of such capital reorganization, reclassification, merger, consolidation, sale, lease or other conveyance and, in each instance referred to in the preceding clauses (i) through (iv) (each, a “Transaction”), appropriate adjustment (as reasonably determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holder of the Series D Preferred Stock, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the number of shares underlying the Series D Preferred Stock) shall thereafter be applicable, as near as reasonably may be, in relation to any such shares of stock or other securities or other property thereafter deliverable upon conversion of the Series D Preferred Stock.  The Corporation shall not enter into any Transaction unless effective provision shall be made so as to give effect to the provisions set forth in this Subsection 6(c).

The Corporation shall not effect any transaction described in this Subsection 6(c) unless (i) it first gives, to the extent practical, twenty (20) days prior written notice (but in any event at least ten (10) days prior written notice) of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the holders of Series D Preferred Stock shall be entitled to convert some or all of their shares of Series D Preferred Stock) and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this Subsection 6(c).  The provisions of this Subsection 6(c) shall similarly apply to successive consolidations, reorganizations, reclassifications, exchanges, conversions, mergers, sales, leases and other conveyances.

(d)           Other Provisions Applicable to Adjustments Upon Conversion.  The following provisions shall be applicable to the adjustments in the Conversion Price as provided in this Subsection 6.

(i)            Treasury Shares.  The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation.

(ii)           Other Action Affecting Common Stock.  If the Corporation shall take any action affecting the outstanding number of shares of Common Stock other than an action described in any of Subsections 6(a) through 6(c) of this Section 3.2.1, inclusive, which would have an inequitable effect on the holders of the Series D Preferred Stock, then the Conversion Price shall be adjusted in such manner and at such times as the Board of Directors on the advice of the Corporation’s independent public accountants may in good faith determine to be equitable in the circumstances.

(iii)          Minimum Adjustment.  No adjustment of the Conversion Price shall be made if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

(iv)          Certain Adjustments.  The Conversion Price shall not be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(v)           No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Subsection 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock against impairment.

7.           Notices of Conversion Price Adjustments.  Whenever the Conversion Price is adjusted, the Corporation shall, in good faith, compute the adjusted Conversion Price in accordance with the foregoing provisions and shall prepare a written certificate setting forth such adjusted Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to each record holder of the Series D Preferred Stock.

8.             Ranking.  The Series D Preferred Stock shall rank, as to dividends, rights upon liquidation, dissolution or winding up, senior and prior to the Common Stock.  Future issuances of preferred stock may be on parity with, but may not be senior to, the Series D Preferred Stock with respect to dividends, rights upon liquidation, dissolution, winding up or otherwise; provided, however, that one or more future issuances of preferred stock which provides for greater rights for such preferred stock with respect to dividends, rights upon liquidation, dissolution, winding up or otherwise, but only to the extent that the greater amount of such preferential right is directly proportional to, and reflective of, a higher cash purchase price paid by the purchasers of such additional preferred stock (after accounting for conversion ratios, stock splits, stock dividends, recapitalizations and similar transactions), shall be considered to be in parity with, and not senior to, the Series D Preferred Stock for purposes hereof.  All equity securities of the Corporation to which the Series D Preferred Stock ranks senior to, whether with respect to dividends, rights upon liquidation, dissolution, winding up or otherwise, including the Common Stock, are collectively referred to herein as “Junior Securities.”  All equity securities of the Corporation to which the Series D Preferred Stock ranks on a parity with, if any, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, are collectively referred to herein as “Parity Securities.”  All equity securities of the Corporation to which the Series D Preferred Stock ranks junior, if any, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise are collectively referred to herein as “Senior Securities.”

9.             Liquidation Rights.

(a)           Liquidation Preference.  Upon a voluntary or involuntary liquidation, under applicable bankruptcy or reorganization laws, or dissolution or winding up of the Corporation (each, but excluding Deemed Liquidations as defined below, a “Liquidation”), before any distribution of assets shall be made to the holders of Junior Securities, the holder of each share of Series D Preferred Stock then outstanding shall be paid out of the assets of the Corporation legally available for distribution to its shareholders (the “Available Assets”) an amount per share equal to the “Liquidation Preference,” comprised of the “Liquidation Amount” for such share of Series D Preferred Stock, together with any accrued but unpaid dividends on such share, if any.  For purposes of a Liquidation other than a Deemed Liquidation, the Liquidation Amount shall be equal to the purchase price paid to the Corporation for the share of Series D Preferred Stock at the time of its issuance by the Corporation, provided, however, that for any shares of Series D Preferred Stock issued by the Corporation in exchange for shares of Series G Preferred Stock immediately before the July 2, 2009, amendment and restatement of these Articles of Incorporation (the “Exchange Shares”), the Liquidation Amount per Exchange Share shall be equal to the total amount originally paid to the Corporation for issuance of all of the shares of Series G Preferred Stock being exchanged for Exchange Shares, divided by the total number of Exchange Shares then issued, in each case as it may be subsequently adjusted for stock splits, dividends, combinations or other recapitalization of the Series D Preferred Stock.  Notwithstanding the foregoing, if the distribution to be made to the holders of Series D Preferred Stock would be greater than the Liquidation Preference if such shares of Series D Preferred Stock were deemed to be converted into shares of Common Stock, then rather than receiving the Liquidation Preference, the holders of Series D Preferred Stock shall be paid pro rata with the holders of Common Stock (as if their shares had been converted into Common Stock pursuant to Subsection 3 of this Section 3.2.1 immediately prior to the Liquidation).  If the Available Assets are insufficient to pay the holders of Series D Preferred Stock the full amount of the Liquidation Preference, the holders of Series D Preferred Stock will share ratably in the distribution of the Available Assets in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)           Priority.  Upon the completion of the distribution required by Subsection 9(a) of this Section 3.2.1, and any other distribution to any other class or series of Senior Securities, if assets remain in the Corporation, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Junior Securities that are entitled to a participating payment.

(c)           Deemed Liquidation.  For the purposes of this Subsection 9, the following shall be deemed to be a Deemed Liquidation (a “Deemed Liquidation”): (i) the merger, reorganization or consolidation of the Corporation into or with another corporation or other similar transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of or in which the shareholders of the Corporation immediately prior to such merger, reorganization or consolidation own less than 50% of the Corporation’s voting power immediately after or (ii) the sale of all or substantially all the assets of the Corporation.  If the holders of a majority of the then outstanding shares of Series D Preferred Stock, acting together as a single class, elect to waive application of this Subsection 9(c) by giving written notice thereof to the Corporation, such event will not be a “Deemed Liquidation.” Upon a Deemed Liquidation, holders of Series D Preferred Stock shall be entitled to receive the greater of (i) the Liquidation Preference, or (ii) the cash and/or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity pro rata based on the number of shares of the Common Stock held by each (as if their shares had been converted into Common Stock pursuant to Subsection 3 of this Section 3.2.1 immediately prior to the Deemed Liquidation).  The value of such property, rights or other securities shall be determined in good faith by the Board of Directors.

(d)           Notice.  The Corporation will send a written notice of a Liquidation to the holders of record of the Series D Preferred Stock, stating a payment date, the Liquidation Amount and the place where the Liquidation Amount will be paid, using any of the following delivery methods: (i) in person; (ii) mailed by certified or registered mail, return receipt requested; (iii) sent by national courier; or (iv) sent by telecopier, not less than twenty-five (25) days prior to the payment date stated therein.  The notice will be addressed to each holder at its address as shown by the records of the Corporation.

10.           Dividends.  Subject to the prior rights of holders of any class of stock at the time outstanding having prior rights as to dividends, the holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors, in parity with the holders of Common Stock.

11.           Voting Rights.  Each holder of outstanding shares of Series D Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock held of record by such holder are convertible at each meeting of shareholders of the Corporation (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration.  Except as provided by law and by the provisions of this Subsection 11, the holders of shares of Series D Preferred Stock shall vote together with the holders of Common Stock as a single class.

The Corporation shall provide each holder of Series D Preferred Stock with prior written notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders).  In the event of any undertaking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or twenty (20) days prior to the consummation of any transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

To the extent that, under the Act, the vote of the holders of the Series D Preferred Stock, voting separately as a class or Series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series D Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of holders of all the shares of Series D Preferred Stock (except as otherwise maybe required under the Act) shall constitute the approval of such action by the class.  To the extent that, under the Act, holders of the Series D Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series D Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible using the record date for determining the shareholders of the Corporation eligible to vote on such matters as the date as of which the Conversion Price is calculated.  Holders of the Series D Preferred Stock shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Corporation’s bylaws and the Act.

12.           No Reissuance of Series D Preferred Stock.  No share or shares of Series D Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares of Series D Preferred Stock shall be cancelled, retired and eliminated from the shares of Series D Preferred Stock which the Corporation shall be authorized to issue.  Any such shares of Series D Preferred Stock acquired by the Corporation shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated Series and may be redesignated and reissued in any series other than as Series D Preferred Stock

13.           Registered Holders.  A holder of Series D Preferred Stock registered on the Corporation’s stock transfer books as the owner of shares of Series D Preferred Stock shall be treated as the owner of such shares for all purposes.  All notices and all payments required to be mailed to a holder of shares of Series D Preferred Stock shall be mailed to such holder’s registered address on the Corporation’s stock transfer books, and all dividends and redemption payments to a holder of Series D Preferred Stock made hereunder shall be deemed to be paid in compliance hereof on the date such payments are deposited into the mail addressed to such holder at his or her registered address on the Corporation’s stock transfer books.

3.2.2        Common Stock.

1.             General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.             Voting.  Except as may otherwise be provided by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such shareholder on all matters voted upon by the shareholders.

3.2.3        Other Provisions.

1.             No shareholder of the Corporation shall have any pre-emptive or preferential right of subscription to any shares of any class of the Corporation, whether now or hereafter authorized, or to any obligations convertible into shares of the Corporation, issued or sold, nor any right of subscription to any thereof other than such right, if any, and at such price as the Board of Directors, in its discretion from time to time may determine, pursuant to the authority hereby conferred by the Articles of Incorporation, and the Board of Directors may issue shares of the Corporation or obligations convertible into shares without offering such issue either in whole or in part to the shareholders of the Corporation, and no holder of preferred shares of the Corporation shall have any pre-emptive or preferential right to receive any of such shares or obligations declared by way of dividend.  Should the Board of Directors as to any portion of the shares of the Corporation, whether now or hereafter authorized, or to any obligation convertible into shares of the Corporation, offer the same to the shareholders or any class thereof, such offer shall not in any way constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other portions of such shares or obligations without so offering the same to the shareholders.  The acceptance of shares in the Corporation shall be a waiver of any such pre-emptive or preferential right which in the absence of this provision might otherwise be asserted by shareholders of the Corporation or any of them.

2.             The relative powers, preferences and rights of any series of Preferred Stock in relation to the powers, preferences and rights of the other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors.  The consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them.  However, the Board of Directors may provide in a resolution or resolutions as to any series of Preferred Stock, that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

3.             Subject to the provisions of Subsection 2 of this Section 3.2.3, shares of any series of Preferred Stock may be issued from time to time and the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

4.             Shares of Common Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

5.             The authorized number of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon.

3.3           Shareholder Action.  Any action required or permitted to be taken at a shareholders meeting may be taken without a meeting if all of the shareholders entitled to vote thereon consent to such action in writing.

3.4           Reserved.

ARTICLE IV
DIRECTORS

4.1           Directors.  The property, business and affairs of the Corporation shall be managed and controlled by the Board of Directors.  Directors shall hold office until the next succeeding annual meeting of the shareholders or until their successors shall have been elected and qualified.  The number of directors of the Corporation shall be fixed in accordance with the Bylaws.  Any vacancies on the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until their successors shall be elected and qualified.  No decrease in the number of directors shall shorten the term of any incumbent director.  The number of directors of the Corporation shall not be less than 3 or more than 7.  The initial number of directors shall be 3 and it may be increased up to 7 by resolution adopted by affirmative vote of a majority of the then whole Board of Directors which resolution shall specify to which class the newly created directorship shall belong subject only to the requirement that to the extent possible, the number of directors in each class shall be equal.  The number of Directors may be decreased to 3 by resolution adopted by unanimous vote of the whole Board of Directors which resolution shall specify which directorship or directorships are to cease to exist.  As used herein, the term “whole Board” means the total number of directors that the Corporation would have if there were no vacancies.

4.2           Nomination of Directors.  Nominations for election of the Directors other than for renewal of the terms of existing directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of Directors.  Such nominations shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 30 or more than 60 days prior to any meeting of the shareholders called for the election of Directors.  Notice of nominations proposed by the Board of Directors shall be given by the Chairman of the Board of Directors.  Each such notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupational employment of such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee.  The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

4.3           Removal of Directors.  Notwithstanding any other provisions of the Articles of Incorporation or of the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation or the Bylaws of the Corporation), any director or the whole Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of two-thirds or more of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose.

ARTICLE V
SHAREHOLDER VOTING

5.1           Shareholder Voting.  The following actions (which but for this provision would require the affirmative vote or concurrence of the holders of two-thirds of the shares entitled to vote thereon) shall require the affirmative vote or concurrence of the holders of a majority of the shares entitled to vote thereon:

1.             amendment of the Corporation’s articles of incorporation;

2.             authorization to lend money to, to guarantee the obligations of, and to otherwise assist the directors of the Corporation or of any other corporation the majority of whose voting capital stock is owned by the Corporation;

3.             authorization of a distribution to the Corporation’s shareholders as a partial liquidation;

4.             authorization of the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Corporation not in the usual and regular course of its business;

5.             approval of a plan of merger or consolidation;

6.             approval of dissolution of the Corporation; and

7.             approval of revocation of a dissolution proceeding.

ARTICLE VI
RIGHTS OF DIRECTORS AND OFFICERS

6.1           Contract With Corporation.  Any of the directors and officers of this Corporation shall not, in the absence of fraud, be disqualified from his or her office for dealing or contracting with the Corporation either as vendor, purchaser or otherwise, nor shall any firm, association, or corporation of which he or she shall be a member, or in which he or she may be pecuniarily interested in any manner be so disqualified.  No director or officer, nor any firm, association or corporation with which he or she is connected as aforesaid shall be, liable to account to this Corporation or its shareholders for any profit realized by him from or through any such transaction or contract, it being the express purpose and intent of this provision to permit this Corporation to buy from, sell to, or otherwise deal with partnerships, firms or corporations of which the directors and officers of this Corporation or any one or more of them, may be members, directors or officers, or in which they or any of them may have pecuniary interests; and the contracts of this Corporation, in the absence of fraud, shall not be void or voidable or affected in any manner by reason of any such position.  Furthermore, directors of this Corporation may be counted for a quorum of the Board of Directors of this Corporation at a meeting even though they may be pecuniarily interested in matters considered at such meeting, and any action taken at such meeting with reference to such matter by a majority of the disinterested directors shall not be void or voidable by this Corporation in the absence of fraud.

ARTICLE VII
LIABILITY AND INDEMNIFICATION

7.1           Limitation of Personal Liability.  The personal liability of each director of the Corporation for breach of fiduciary duty as a director is eliminated to the fullest extent permissible under the Act, including, without limitation, pursuant to Section 7-108-402 thereof.

7.2           Scope of Indemnification.  The Corporation is authorized to provide indemnification of, and advance expenses to, directors, officers, employees, fiduciaries, and other agents to the fullest extent permissible under the Act.

7.3           Amendment, Modification, or Repeal.  Any amendment, modification, or repeal of all or part of this Article VII shall not adversely affect any right or protection of a director, officer, employee, fiduciary, or other agent under this Article VII in respect of any action or omission occurring prior to the time of such amendment, modification, or repeal.